Exhibit 3.1

EQUITY COMMONWEALTH

ARTICLES SUPPLEMENTARY

REDESIGNATING AND RECLASSIFYING 11,500,000 SERIES E CUMULATIVE REDEEMABLE PREFERRED SHARES AS UNCLASSIFIED PREFERRED SHARES

Equity Commonwealth, a Maryland real estate investment trust (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: Pursuant to the authority expressly vested in the Board of Trustees of the Company (the “Board of Trustees”) by Section 5.1 of the Declaration of Trust of the Company (as amended and supplemented to date, the “Declaration of Trust”) and pursuant to Section 8-203 of the Corporations and Associations Article of the Annotated Code of Maryland, the Board of Trustees, or a duly authorized committee thereof, classified 11,500,000 authorized but unissued preferred shares of beneficial interest, par value $0.01 per share (“Preferred Shares”), as Series E Cumulative Redeemable Preferred Shares, par value $0.01 per share having the preferences, conversion or other rights, restrictions, including restrictions on transferability or ownership, limitations as to dividends or distributions, qualifications, and terms or conditions of redemption as set forth in the Articles Supplementary filed with the Department on May 31, 2011 (“Series E Preferred Shares”).

SECOND: All of the Series E Preferred Shares have been redeemed or reacquired by the Company, and no Series E Preferred Shares remain issued or outstanding as of the date hereof.

THIRD: Section 8 of the Articles Supplementary establishing the Series E Preferred Shares provides that the Series E Preferred Shares so redeemed or reacquired have become authorized but unissued Series E Preferred Shares, available for future issuance and reclassification by the Company.

FOURTH: Pursuant to the authority expressly vested in the Board of Trustees by Section 5.1 of the Declaration of Trust, the Board of Trustees, by resolutions duly adopted on March 14, 2018 (the “Resolutions”), has reclassified the 11,500,000 Series E Preferred Shares into 11,500,0000 unclassified Preferred Shares, available for future reclassification and issuance by the Company in accordance with the Declaration of Trust.

FIFTH: These Articles Supplementary have been approved by the Board of Trustees in the manner and by the vote required by law.

SIXTH: These Articles Supplementary shall be effective at the time the Department accepts them for record.

SEVENTH: The undersigned Executive Vice President, General Counsel and Secretary of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Executive Vice President, General Counsel and Secretary acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed in its name and on its behalf by its Executive Vice President, General Counsel and Secretary attested to by its Executive Vice President, Chief Financial Officer and Treasurer on this 14th day of March, 2018.

EQUITY COMMONWEALTH

	By:	/s/ Orrin Shifrin
	Name:	Orrin Shifrin
	Title:	Executive Vice President, General Counsel and Secretary
ATTEST

/s/ Adam Markman
Adam Markman
Executive Vice President, Chief Financial Officer and Treasurer

[Signature page to Articles Supplementary]